AMENDMENT TO ASSET PURCHASE AGREEMENT
This Amendment to Asset Purchase Agreement is dated as of May 31, 2017 (this “Amendment”), by and between The Valspar Corporation, a Delaware corporation (“Seller”), Axalta Coating Systems Ltd., a Bermuda exempted company (“Purchaser”) and, solely for purposes of Sections 5.1(a) (Efforts), 5.1(b) (Efforts), 5.3 (Confidentiality), 5.8 (Names Following Closing), 5.13 (Non-Solicitation) and 10.13 (Liability of Financing Sources) of the Agreement (as defined below), The Sherwin-Williams Company, an Ohio corporation (“Parent”).

WHEREAS, on April 11, 2017, Seller, Purchaser and Parent entered into that certain Asset Purchase Agreement (the “Agreement”); and
WHEREAS, pursuant to Section 10.3 of the Agreement, Seller, Purchaser and Parent desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Amendment, the parties to this Amendment hereby agree as follows:
Section 1.Amendments to Agreement. The parties hereby agree to amend the Agreement as follows:

a.	Section 1.1(b) of the Seller Disclosure Schedule is hereby amended and restated in the form attached hereto as Exhibit A.

b.	The definition of “Target Working Capital” is hereby amended by replacing “$20,550,000” with “$8,550,000”.

c.	Section 2.4(b)(i) of the Seller Disclosure Schedules is hereby amended and supplemented by adding the following:
4. The Green Board Formula (as defined in the IP License Agreement).

d.	Item 2 of Section 2.5(b) of the Seller Disclosure Schedules is hereby amended and restated as follows:
2. All Intellectual Property owned by, solely used by or created by the business of Seller’s Engineered Polymer Solutions or Color Corporation of America divisions, including all resins and colorants used by the business of Seller’s Engineered Polymer Solutions or Color Corporation of America divisions, except for (i) those colorants listed on Section 2.4(b)(i) of these Seller Disclosure Schedules and (ii) the Green Board Formula.

e.	Section 2.7(d) of the Seller Disclosure Schedules is hereby amended and supplemented by adding a new item 6 as follows:

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6. All Liabilities to the extent arising out of or relating to the Green Board Formula or the Green Board Product and, in each case, accruing or arising prior to the Closing.

f.	Section 2.9 of the Seller Disclosure Schedules is hereby amended and supplemented by adding the information set forth in Exhibit B at the end of the Sample Closing Statement.

g.	Section 3.5 of the Seller Disclosure Schedules is hereby amended and supplemented by adding the information set forth in Exhibit C.

h.	Section 3.5 is hereby amended and supplemented by adding the following sentence:
Section 3.5 of the Seller Disclosure Schedules sets forth the volume, cost, price, sales and gross margin information with respect to sales of the Green Board Sealer (EPS 2528) by the Seller’s Engineered Polymer Solutions division (the “Green Board Product”) for the fiscal years ended October 31, 2016, October 31, 2015 and October 31, 2014 and the twelve (12)-month period ended March 31, 2017, which are true and correct in all material respects.

i.
The second sentence of Section 3.15(h) is hereby amended by deleting the reference to Section 3.15(k)(ii) and 3.15(k)(iii) of the Seller Disclosure Letter and replacing them with 3.15(h)(ii) and 3.15(h)(iii), respectively.

j.	A new Section 3.23 is hereby added as follows:
Section 3.23    Green Board Formula.
(a)    Green Board Product. To the Knowledge of Seller, (i) neither Seller nor any of its Affiliates has received in the last three years any written notice of any material suit, action, claim, proceeding or investigation by or before any Governmental Entity solely relating to the Green Board Product that is or has been developed, manufactured, marketed, sold or distributed by Seller or any of its Affiliates, including the packaging and advertising related thereto, nor is there any suit, action, claim, proceeding or investigation solely involving the Green Board Product pending or threatened by any Person, (ii) there has not been, nor is there under consideration by Seller or its Affiliates, any recall or post-sale warning of a material nature solely concerning the Green Board Product, (iii) there are no pending or threatened claims solely with respect to any warranty for the Green Board Product, and (iv) there are no pending or threatened product liability claims solely with respect to the Green Board Product.
(b)    Green Board Formula Intellectual Property. The Green Board Formula and the Exploitation of the Green Board Formula within the Territory as currently performed and as currently proposed to be performed by Seller and its

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Affiliates has not and does not infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property rights of (x) Parent or its Affiliates, or (y) to the Knowledge of the Seller, any other third party. Seller and its Affiliates have taken all necessary security measures to protect and enforce the secrecy, confidentiality and value of all Trade Secrets and other confidential information owned by Seller or its Affiliates relating to the Green Board Formula.

k.	The first sentence of Section 10.2 is hereby amended and restated as follows:
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties to this Agreement without the prior written consent of the other parties to this Agreement; provided, however, that (i) either party may assign any of its rights under this Agreement to a wholly owned direct or indirect Subsidiary of such party without the prior written consent of the other party, but no such assignment shall relieve such party of any of its obligations under this Agreement and (ii) Purchaser may assign this Agreement to any Person in connection with a merger or consolidation or a sale of all or substantially all of the assets of the Industrial Wood Business without the prior written consent of Parent or Seller.

l.	ARTICLE X is hereby amended and supplemented by adding a new Section 10.14 as follows:
Section 10.14    Modification; Rescission. If at the time the FTC determines to make final and effective the FTC Order concerning the Transaction (a) the FTC notifies Seller that this Agreement is not an acceptable manner of divestiture, Seller and Purchaser shall reasonably seek to modify this Agreement as may be necessary to satisfy the FTC, or (b) the FTC notifies Seller that Purchaser is not an acceptable purchaser of the Purchased Assets, then each of Seller and Purchaser shall have the right immediately to rescind this Agreement, and the provisions of Sections 8.2 and 8.4 shall be applicable as if a termination of this Agreement had occurred pursuant to Section 8.1(f).
Section 2.Effectiveness of Amendment. Upon the execution and delivery of this Amendment, the Agreement will thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Agreement, and this Amendment and the Agreement will henceforth respectively be read, taken and construed as one and the same instrument.
Section 3.General Provisions.

a.	ARTICLE X of the Agreement is incorporated by reference into this Amendment and will apply to the Seller, Purchaser and Parent mutatis mutandis.

b.	Except as specifically provided for in this Amendment, the Agreement will remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, Seller, Parent and Purchaser have duly executed this Amendment as of the date first written above.
THE VALSPAR CORPORATION
By: /s/ Rolf Engh
Name: Rolf Engh
Title: Executive Vice President, General Counsel & Secretary
AXALTA COATING SYSTEMS LTD.
By:/s/ Robert W. Bryant
Name: Robert W. Bryant
Title: Executive Vice President & Chief Financial Officer
THE SHERWIN-WILLIAMS COMPANY, solely for purposes of Sections 5.1(a), 5.1(b) (Efforts), 5.3 (Confidentiality), 5.8 (Names Following Closing), 5.13 (Non-Solicitation) and 10.13 (Liability of Financing Sources) of the Agreement
By:/s/ Allen J. Mistysyn
Name: Allen J. Mistysyn
Title: Senior Vice President - Finance and Chief Financial Officer

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